Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of February 18, 2026  by and between Core Scientific, Inc., a Delaware corporation (the “Company”), and Two Seas Capital LP, a Delaware limited partnership (“Two Seas”), with respect to the matters set forth below.   The Company and Two Seas are each herein referred to as a “party” and, collectively, the “parties.”  In consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Board of Directors.

(a)          Director Appointments.

(i)           Following the execution of this Agreement and prior to March 15, 2026, after consultation with Two Seas, the Company’s Board of Directors (the “Board”) shall take all action necessary to appoint an independent director (the “First New Director”) mutually acceptable to the Company and Two Seas to the Board for a term expiring at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”). The Board shall nominate and include the First New Director in the Company’s slate of nominees for the Board in the Company’s proxy statement for the 2026 Annual Meeting and shall recommend and solicit proxies for the election of the First New Director at the 2026 Annual Meeting in a manner no less rigorous or favorable than the manner in which the Company supports its other director nominees at such meeting.

(ii)          Prior to, or as soon a reasonably practicable following the 2026 Annual Meeting, but in no event later than September 15, 2026, after consultation with Two Seas, the Board shall take all action necessary to appoint an independent director (which, for the avoidance of doubt, shall not be the First New Director) (the “Second New Director”) mutually acceptable to the Company and Two Seas (such acceptance not to be unreasonably withheld by Two Seas) to the Board for a term expiring at the 2026 Annual Meeting or, if the appointment of the Second New Director occurs following the 2026 Annual Meeting, the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”). If the Second New Director is appointed to the Board prior to the 2026 Annual Meeting, the Board shall nominate and include the Second New Director in the Company’s slate of nominees for the Board in the Company’s proxy statement for the 2026 Annual Meeting and shall recommend and solicit proxies for the election of the Second New Director at the 2026 Annual Meeting in a manner no less rigorous or favorable than the manner in which the Company supports its other director nominees at such meeting.

(iii)         Prior to the 2027 Annual Meeting, after consultation with Two Seas, the Board shall take all action necessary to appoint an independent director (which, for the avoidance of doubt, shall not be the First New Director or the Second New Director) (the “Third New Director,” and, together with the First New Director and the Second New Director, the “New Directors”) mutually acceptable to the Company and Two Seas (such acceptance not to be unreasonably withheld by Two Seas) to the Board for a term expiring at the 2027 Annual Meeting.

(iv)         The Board shall nominate and include the New Directors in the Company’s slate of nominees for the Board in the Company’s proxy statement for the 2027 Annual Meeting and shall recommend and solicit proxies for the election of the New Directors at the 2027 Annual Meeting in a manner no less rigorous or favorable than the manner in which the Company supports its other director nominees at such meeting.

(v)          Each New Director shall be given the same consideration for membership to committees of the Board as any other independent director with similar expertise and qualifications.

(vi)         Until the 2027 Annual Meeting, the Company shall not increase the size of the Board in excess of nine (9) members (including the New Directors), and shall not decrease the size of the Board if such decrease would require the resignation of any of the New Directors, in each case, without the prior consent of Two Seas (such consent not to be unreasonably withheld or delayed).

(b)          Director Departures.

(i)           The current Chairman of the Board has advised the Company that he will not stand for election as a member of the Board at the 2026 Annual Meeting or the 2027 Annual Meeting, and the Company shall not nominate and include the current Chairman on any slate of nominees nominated by the Board for election as a member of the Board at any annual meeting or special meeting of stockholders held on or prior to the date of the 2027 Annual Meeting.  The Board shall elect a new Chairman of the Board from the directors elected at the 2026 Annual Meeting promptly following the 2026 Annual Meeting.

(ii)          One current member of the Board (other than the current Chairman, for the avoidance of doubt) (the “Departing Director”) shall not be nominated by the Board and included on any slate of nominees nominated by the Board for election as a member of the Board at the 2027 Annual Meeting.

(c)          Replacement.  If any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the 2027 Annual Meeting (such New Director, a “Former Director”), the Board, after consultation with Two Seas, shall take all action necessary to appoint an independent director mutually acceptable to the Company and Two Seas to the Board (such acceptance not to be unreasonably withheld or delayed by Two Seas) (such person, a “Replacement Director”). Effective upon the appointment of a Replacement Director to the Board, such Replacement Director will be considered a New Director for all purposes of this Agreement and shall be entitled to the same rights and subject to the same requirements under this Agreement applicable to the Former Director prior to his or her resignation or departure.

(d)         Termination. The Company’s obligations pursuant to this Section 1 shall terminate automatically upon any material breach of Section 2 by Two Seas upon ten (10) business days’ written notice the Company to Two Seas if such breach has not been cured within such notice period. Notwithstanding anything to the contrary herein, the Company’s obligations pursuant to Section 1(b)(ii) shall terminate automatically upon Two Seas (together with its Affiliates) owning, controlling or otherwise having beneficial ownership interest in 4% (the “Minimum Ownership Amount”) or less of the outstanding Company Common Shares (as defined below). Two Seas shall promptly (and in any event, within three (3) business days) inform the Company in writing if Two Seas fails to maintain the Minimum Ownership Amount at any time.

2.            Cooperation.

(a)          Non-Disparagement.  The parties agree that, for a one-year period following the execution of this Agreement (such period, the “Non-Disparagement Period”), each party shall refrain from making, and shall cause its Affiliates and its and their respective Representatives, in each case, acting on behalf of such party, not to make or cause to be made, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (A) in the case of any such statements or announcements by Two Seas or Affiliates and Representatives, the Company and its Affiliates or any of its or their current or former officers, directors, or employees, in their capacities as such, and (B) in the case of any such statements or announcements by the Company or its Affiliates or Representatives, Two Seas and its Affiliates or any of its or their current or former principals, directors, members, general partners, officers, or employees, in each case including, in their capacities as such (x) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory agency, (y) in any press release or other publicly available format or (z) to any journalist or member of the media (including, in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication).  The foregoing shall not (A) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, (B) apply to any private communications among Two Seas and its Affiliates and Representatives (in their capacity as such), on the one hand, and among the Company and its Affiliates and Representatives (in their capacity as such), on the other hand, or (C) prohibit any party from reporting what it reasonably believes, after consultation with counsel, to be violations of federal law or regulation or any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

(b)          Standstill.  Two Seas agrees that, during the Non-Disparagement Period, Two Seas shall not, and shall cause its Affiliates and its and their respective Representatives, acting on their behalf (collectively with Two Seas, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent of the Company:

(i)           acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, record or beneficial ownership of any Voting Securities, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in Two Seas (together with its Affiliates) owning, controlling or otherwise having any beneficial ownership interest in 9.9% or more of the outstanding Company Common Shares;

(ii)          (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or action by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of stockholders of the Company, in each case, except as expressly set forth in Section 1;

(iii)         make any request for stock list materials or other books and records of the Company or any of its subsidiaries under any statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates;

(iv)         engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act excluding, for the avoidance of doubt, carve-outs relating to solicitations of ten (10) or fewer stockholders) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v)          make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably require public disclosure by the Company or Two Seas (it being understood that the foregoing shall not restrict the Restricted Persons from electing in their own discretion to tender or not tender shares, seeking and exercising statutory appraisal rights, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi)         make any public proposal with respect to (A) any change in the number, term or identity of directors or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change in the Company’s management or corporate governance structure, (D) any waiver, amendment or modification to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended and restated, or the Bylaws, (E) causing the Company’s to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing the Company Common Shares to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)        knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (B) in conducting any type of referendum of stockholders relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement);

(viii)       form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of Two Seas with respect to Voting Securities owned by them;

(ix)         enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of Two Seas or (C) granting proxies in solicitations approved by the Board;

(x)          engage in any short sale or similar transaction with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in Two Seas ceasing to have a “net long position” in the Company;

(xi)         sell, offer, or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Common Shares to any Third Party;

(xii)        institute, solicit or join, as a party, any litigation, arbitration, or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers, in their respective capacities as such (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xiii)       enter into any negotiations, agreements (whether written or oral), arrangements, or understandings with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(b); or

(xiv)       make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of the Restricted Persons.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or restrict Two Seas or any Restricted Person from (i) communicating privately with the Board, any director or senior officer of the Company or any other individuals authorized by the Company regarding any matters, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by the Company or Two Seas; (ii) communicating confidentially with Two Seas’ Affiliates and Representatives; or (iii) privately communicating to any of Two Seas’  potential investors or investors publicly available factual information regarding the Company.

During the Non-Disparagement Period, the Company shall not institute, or join as a party, any litigation, arbitration, or other proceeding against or involving Two Seas, provided, however, that for the avoidance of doubt, the foregoing shall not prevent the Company from (A) bringing litigation to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, Two Seas or its Affiliates, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (D) responding to or complying with validly issued legal process.

(c)          Termination.  The restrictions in Section 2(a) shall terminate automatically upon the earliest of the following: (i) any material breach of the Company of its obligations under Section 1 upon ten (10) business days’ written notice by Two Seas to the Company if such breach has not been cured within such notice period; (ii) the Company’s entry into (A) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company or (B) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 10% of the Company Common Shares (including on an as-converted basis) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure); and (iii) the commencement of any tender or exchange offer (by any person or group other than the Two Seas or its Affiliates), which the Board recommends that stockholders tender into, exchange or accept, and which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities.

(d)          Voting.  Two Seas agrees that, at the 2026 Annual Meeting and the 2027 Annual Meeting, Two Seas shall cause all of the outstanding shares of common stock, par value $0.00001 per share (“Company Common Shares”), of the Company that Two Seas or any of its Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof (or to consent in connection with any action by written consent in lieu of a meeting) (A) in favor of each director nominated and recommended by the Board for election at the 2026 Annual Meeting and the 2027 Annual Meeting, and, if applicable, any other meeting of stockholders of the Company prior to the completion of the 2027 Annual Meeting, (B) against any stockholder nominations for directors that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (C) against any proposals or resolutions to remove any member of the Board, and (D) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or written consents; provided, that in the case of clause (D), Two Seas and its Affiliates shall be permitted to vote in their sole discretion if Institutional Shareholder Services Inc. and Glass Lewis & Co. LLC issue a voting recommendation that differs from the Board’s recommendation with respect any such proposal; provided, further, that, in each case, Two Seas and its Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction. Notwithstanding anything to the contrary herein, Two Seas and its Affiliates shall be permitted to vote in their discretion if the Company is then in breach of its obligations under Section 1,  upon ten (10) business days’ written notice by Two Seas to the Company if such breach has not been cured within such notice period (or such shorter period of time as reasonably practicable prior to the applicable meeting).

3.            Public Announcement.

(a)          Neither party shall make any public statement or issue any press release in connection with this Agreement or the actions contemplated by this Agreement without the prior consent of the other party.

(b)          Within one (1) business day following the date of this Agreement, the Company shall file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide Two Seas with reasonable opportunity to review and comment upon the Form 8-K prior to filing, and shall consider in good faith any timely comments.

(c)          Within two (2) business days following the date of this Agreement, Two Seas shall file an amendment to its Schedule 13D (the “13D Amendment”), reporting the entry into this Agreement and amending applicable items to conform to its obligations thereunder. Two Seas shall provide the Company with reasonable opportunity to review and comment upon the 13D Amendment prior to filing, and shall consider in good faith any timely comments.

4.            Representations and Warranties of the Company.  The Company represents and warrants to Two Seas as follows:  (a) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

5.            Representations and Warranties of Two Seas.  Two Seas represents and warrants to the Company as follows:  (a) as of the date of this Agreement, Two Seas (together with its Affiliates) beneficially owns in the aggregate 20,960,279 Company Common Shares; (b) Two Seas has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (c) this Agreement has been duly and validly authorized, executed, and delivered by Two Seas, constitutes a valid and binding obligation and agreement of Two Seas and is enforceable against Two Seas in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (d) the execution, delivery, and performance of this Agreement by Two Seas does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to Two Seas, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which Two Seas is a party or by which it is bound.

6.            Definitions.  For purposes of this Agreement:

(a)          the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(b)          the term “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s authorized share capital which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement, or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s authorized share capital which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c)          the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(d)          the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature;

(e)          the term “Representatives” means a party’s directors, members, general partners, managers, officers, employees, agents, and other representatives, to the extent acting on behalf of such party;

(f)          the term “SEC” means the U.S. Securities and Exchange Commission;

(g)          the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(h)          the term “Voting Securities” means the Company Common Shares and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

7.            Notices.  All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:	Core Scientific, Inc.
83 Walker Road, Suite 21-2105
Dover, Delaware 19904
	Attention:	Todd DuChene
	E-mail:	tduchene@corescientific.com

with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, New York 10019
	Attention:	David A. Katz
Loren Braswell
	E-mail:	dakatz@wlrk.com
lbraswell@wlrk.com

if to Two Seas:	Two Seas Capital LP
32 Elm Place, 3rd Floor
Rye, New York 10580
	Attention:	John O’Callaghan
	Email:	jocallaghan@twoseascap.com

with a copy to (which shall not constitute notice):
McDermott Will & Schulte LLP
919 Third Avenue
New York, New York 10022
Attention:	Ele Klein
Brandon Gold
Email:	ele.klein@srz.com
brandon.gold@srz.com

8.            Expenses.  Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement and all matters related to this Agreement; provided, however, that the Company agrees to reimburse Two Seas for all reasonable and documented fees, costs, and expenses incurred by Two Seas in connection with this Agreement, the 2026 Annual Meeting, and all matters related to the solicitation regarding matters voted upon at the Company’s Special Meeting of Stockholders held on October 30, 2025, within five (5) business days of the date that the Company receives such documentation, in an amount not to exceed the agreed aggregate amount specified in the email from Wachtell, Lipton, Rosen & Katz to McDermott Will & Schulte LLP, dated as of the date of this Agreement, with the subject line “Expense Cap.”

9.            Specific Performance; Remedies; Venue.

(a)          The Company and Two Seas acknowledge and agree that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that the Company and Two Seas will each respectively be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.  FURTHERMORE, THE PARTIES AGREE THAT (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO SEEK INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.  THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)          Each party (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal, or other state courts located in Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

10.          Severability.  If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held illegal, invalid, void or unenforceable by a court of competent jurisdiction.

11.          Termination.

(a)          This Agreement shall terminate upon the expiration of the Non-Disparagement Period, provided that the parties’ covenants and obligations pursuant to Section 1 and Section 2(d) shall terminate at the conclusion of the 2027 Annual Meeting.

(b)          Upon termination, this Agreement shall have no further force and effect.  Notwithstanding the foregoing, Sections 6 through 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12.          Counterparts.  This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

13.          No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Company and Two Seas and is not enforceable by any other persons.  No party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

14.          No Waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement will operate as a waiver, nor will any single or partial waiver preclude any other or further exercise or the exercise of any other right or remedy under this Agreement.

15.          Entire Understanding; Amendment.  This Agreement contains the entire understanding of the parties with respect to the subject matter and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.  This Agreement may be amended only by an agreement in writing executed by the parties.

16.          Interpretation and Construction.  Each party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

Core Scientific, Inc

By:	/s/ Todd Duchene
Todd Duchene
Chief Legal Officer

Two Seas Capital LP

By:	/s/ Sina Toussi
Sina Toussi
Chief Investment Officer